Exhibit 10.33

PENN VIRGINIA CORPORATION

FOURTH AMENDED AND RESTATED

1999 EMPLOYEE STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT is made as of              (the “Effective Date”) between Penn Virginia Corporation, a Virginia corporation (the “Company”), and             (“Employee”).

1. Award of Shares. As of the Effective Date, the Company hereby grants to Employee              shares of the common stock of the Company (“Shares”) pursuant to the Penn Virginia Corporation Fourth Amended and Restated 1999 Employee Stock Incentive Plan (the “Plan”). Employee agrees that this award of Shares shall be subject to all of the terms and conditions set forth herein and in the Plan, including any future amendments thereto, which Plan is incorporated herein by reference as a part of this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern. All terms capitalized but not defined herein will have the meanings assigned to them in the Plan.

2. Forfeiture Restrictions. The Shares granted to Employee pursuant to this Agreement may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined), and in the event of Employee’s termination from the Company for any reason (other than as described below), Employee shall automatically upon such termination, for no consideration, forfeit to the Company all Shares to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Shares to the Company upon termination from the Company are herein referred to as “Forfeiture Restrictions,” and the Shares which are then subject to the Forfeiture Restrictions are herein sometimes referred to as “Restricted Shares.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of the Shares. The Forfeiture Restrictions shall lapse as to Restricted Shares issued to Employee pursuant to this Agreement as follows: (a) as to one-third (1/3) of the Restricted Shares granted to Employee hereunder, on the first anniversary of the Effective Date; (b) as to an additional one-third (1/3) of the Restricted Shares granted to Employee hereunder, on the second anniversary of the Effective Date; and (c) as to the remaining one-third (1/3) of the Restricted Shares granted to Employee hereunder, on the third anniversary of the Effective Date. Notwithstanding the foregoing, the Forfeiture Restrictions shall lapse as to all of the Restricted Shares upon Employee’s termination from the Company by reason of Employee’s death, disability or Employee’s Retirement.

3. Certificates. A certificate evidencing the Restricted Shares shall be issued in Employee’s name, pursuant to which Employee shall have voting rights and shall be entitled to receive all distributions on such Shares free and clear of any Forfeiture Restrictions. The certificate shall bear the following legend:

The Shares evidenced by this certificate have been issued pursuant to an agreement, made as of             , a copy of which is attached hereto and incorporated herein, between the Company and the registered holder of the Shares, and are subject to forfeiture to the Company under certain circumstances described in such agreement. The sale, assignment, pledge or other transfer of the Shares evidenced by this certificate is prohibited under the terms and conditions of such agreement, and such Shares may not be sold, assigned, pledged or otherwise transferred except as provided in such agreement.

The Company shall retain the certificate for such Restricted Shares until the forfeiture occurs or the Forfeiture Restrictions lapse pursuant to the terms of this Agreement. Upon request of the Company, Employee shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares then subject to the Forfeiture Restrictions. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued for the remaining Shares, without legend, in the name of Employee in exchange for the certificate evidencing the Restricted Shares. Notwithstanding the foregoing, the Company may cause any Shares granted hereunder, to be uncertificated. The Company shall not be obligated to deliver any certificates for Shares or any evidence of the ownership of uncertificated Shares until such Shares have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange upon which outstanding Shares of such class at the time are listed nor until there has been compliance with such laws or regulations as the Company may deem applicable.

4. Consideration. It is understood that the consideration for the issuance of Restricted Shares shall be Employee’s agreement to render future services as Employee of the Company.

5. Status of Shares. Employee agrees that the Restricted Shares will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. Employee also agrees that (i) the certificates representing the Restricted Shares may bear such legend or legends as the Committee (as described in Section 9(b) of the Plan) deems appropriate in order to ensure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (iii) the Company may give related stop transfer instructions to its transfer agent.

6. Withholding of Taxes. Employee shall pay to the Company, upon the Company’s request, all amounts necessary to satisfy the Company’s federal, state and local tax withholding obligations, if any, with respect to the grant of the Shares hereunder. Such payment shall be made in cash or, at the written election of Employee and subject to the approval of the Committee, by surrendering, or by the Company’s withholding from Shares to be granted hereunder, Shares with an aggregate Value on the date the withholding taxes are due equal to all or any portion of the withholding taxes not paid in cash. For the purposes of this Agreement, “Value” on a date means the closing price for a share on the principal national securities exchange on which the shares are listed on such date (or if such securities exchange shall not be open for the trading of securities on such date, the last previous day on which such exchange was open) or, if there is no closing price on such date, the closing stock price on the date nearest preceding such date or such other generally recognized price quotation source as the Committee shall select.

7. Deferral Election. Employee may elect to defer receipt of unrestricted Shares once the Forfeiture Restrictions with respect to such Shares have lapsed. Such election must be made no later than 12 months prior to the date such Shares would otherwise be received. Such election must be made by written notice addressed to the Company at its address in Radnor, Pennsylvania to the attention of its Secretary, hand delivered, telecopied or mailed, first class postage prepaid. Such election may be made only while Employee is an employee of the Company and is irrevocable so long as Employee is an employee of the Company. Any Shares the receipt of which are so deferred will be distributed upon Employee’s termination of employment. The Committee may allow for early payment of such deferred Shares in the event of an “unforeseeable emergency” as defined in the Plan.

8. Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee pursuant to the terms of the Plan, including, without limitation, the Committee’s rights to make certain determinations and elections with respect to the Restricted Shares.

9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

10. Non-Alienation. To the extent subject to the Forfeiture Restrictions, Employee shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights with respect to Shares granted hereunder, except by will or the laws of descent and distribution.

11. No Membership Rights Conferred. This Agreement shall not be deemed to (i) confer upon Employee any right with respect to continuation of employment or (ii) affect the terms and conditions of any other agreement between the Company and Employee except as expressly provided herein.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all effective as of the Effective Date.

PENN VIRGINIA CORPORATION

By:
Name:	Nancy M. Snyder
Title:	Executive Vice President, General Counsel and Corporate Secretary

I hereby accept the grant of Restricted Shares described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement.

Employee

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